Exhibit 99.1
September 10, 2014

Re: An Important Update on Wells Fund XIV Limited Partnership

Dear Financial Representative:

We would like to provide you with an important update on the status of Wells Fund XIV Limited Partnership (the “Fund”). As disclosed on Form 8-K filed with the Securities and Exchange Commission on July 17, 2014, Fund XIII-XIV Associates is currently under contract to sell its remaining asset, the Siemens - Orlando Building. The Fund holds an equity interest of approximately 52.7% in Fund XIII-XIV Associates, which owns 100% of the Siemens - Orlando Building. We anticipate the closing of this transaction to occur in the near term; however, there are no assurances regarding when or if this sale will be completed. Should the disposition of the Siemens - Orlando Building be completed in the near term, we would begin the steps necessary to dissolve the Fund with an anticipated liquidation by the first quarter of 2015.

The following information is contingent upon the disposition of the Siemens - Orlando Building. For the latest information on the Fund, please refer to www.SEC.gov.

In connection with the anticipated closing of the Fund, your client(s) may be eligible to receive two distributions - an initial distribution of net sale proceeds (“NSP”) and a final liquidating distribution after expenses and obligations of the Fund have been provided for. These distributions will be made to investors of record as of October 1, 2014. In order to make these distributions to investors of record as of October 1, 2014, we must receive any transfer paperwork in good order no later than September 30, 2014. Furthermore, since these are anticipated to be the Fund’s final distributions, any transfer paperwork received after September 30, 2014, will not be honored.

Examples:

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If your clients are in the process of selling their units on the secondary market and we receive the required transfer paperwork in good order by September 30, 2014, the new limited partner will receive the anticipated distributions.

▪
If your clients are in the process of purchasing units on the secondary market, we must receive the required transfer paperwork in good order no later than September 30, 2014, in order for them to participate in the anticipated distributions.

The Fund currently has approximately $2.1 million in cash reserves. As disclosed on Form 8-K filed with the Securities and Exchange Commission on July 17, 2014, Fund XIII-XIV Associates is currently under contract to sell the Siemens - Orlando Building for a gross sales price of $14,320,000, exclusive of closing costs. As noted above, the Fund holds an equity interest of approximately 52.7% in Fund XIII-XIV Associates, which owns 100% of the Siemens - Orlando Building.

Continued on reverse
14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel: 844-255-4891

Should the disposition of our remaining asset be completed in the near term, we anticipate that the first distribution will be treated as an NSP distribution in accordance with the applicable provisions of the partnership agreement. The remaining cash reserves will be used to fund expenses and obligations of the Fund including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund by the first quarter of 2015. However, there are no assurances regarding when or if the sale of the Siemens - Orlando Building and the dissolution of the Fund will be completed.

The partnership agreement dictates how proceeds will be distributed, and some units may not be eligible to receive both of these distributions. In accordance with the partnership agreement, the General Partners will not receive any sale proceeds from the anticipated distributions.

If you have any questions, please contact our Client Services Specialists at 844-255-4891. Thank you for your support of Wells Fund XIV Limited Partnership and the Wells organization through the years.

Sincerely,

Leo F. Wells III
General Partner

Enclosures

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.